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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): December 31, 1998
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                          NORLAND MEDICAL SYSTEMS, INC.
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             (Exact name of registrant as specified in its charter)


Delaware                            0-26206             06-1387931
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(State or other jurisdiction       (Commission         (IRS Employer
 of incorporation)                  File Number)        Identification No.)


106 Corporate Park Drive, Suite 106, White Plains, NY                10604
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(Address of principal executive offices                           (Zip Code)


Registrant's telephone number, including area code: (914) 694-2285
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ITEM 5.  Other Events

An agreement has been reached to settle the class and derivative action entitled Irwin I. Miller and David Hargreaves v. Reynald G. Bonmati et. al. (Civil Action No. 15849) pending in the Count of Chancery of the State of Delaware, New Castle County. The action arose out of the Registrant's acquisition of Norland Corporation ("Norland Corp.") from Norland Medical System B.V. ("NMS BV") in September of 1997 (the "Acquisition"). In connection with the settlement, the purchase price paid by the Registrant for Norland Corp. has been reduced by more than 50%, from $17,500,000 to $8,700,000. The $17,500,000 purchase price consisted of $1,250,000 in cash paid at the closing of the Acquisition and the Registrant's 7% note in the principal amount of $16,250,000. The revised $8,700,000 purchase price consists of the $1,250,000 cash payment made at closing, 7,000,000 shares of the Registrant's Common Stock issued to NMS BV upon the conversion of a portion of the note at the current market price, as provided in the Norland Corp. Purchase Agreement, and a note in the principal amount of $5,560,000 bearing interest at the reduced rate of 6 1/2%. As a result of the price reduction and conversion, the Registrant's indebtedness has been reduced by $10,690,000.

In connection with the Delaware settlement, the defendants have agreed not to oppose an application by plaintiffs' counsel for an award of attorneys' fees and expenses not to exceed $1,000,000. Such fees and expenses are covered by insurance carried by the Registrant. The settlement of the litigation is subject to approval by the Court of Chancery. However, the purchase price reduction and related reduction of indebtedness and stock issuance were effected on December 31, 1998. As a result of the issuance of the 7,000,000 shares referred to above, the total number of issued and outstanding shares of the Registrant's Common Stock is 14,164,031.

ITEM 7.  Financial Statements and Exhibits

              Exhibit 99.1 Press Release, dated January 4, 1999, of Norland Medical Systems, Inc.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 NORLAND MEDICAL SYSTEMS, INC.

Date:  January 5, 1999           By:          /s/ Kurt W. Streams
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                                     Kurt W. Streams
                                     Vice President, Finance and Secretary